Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Third Quarter 2013 Financial Results

AUM Grows 33% Year Over Year to $82.0 Billion

Adjusted EBITDAi Grows 50% Year Over Year

Provides Outlook for Fiscal Year 2014

SUNNYVALE, Calif. – November 5, 2013 – Financial Engines (NASDAQ: FNGN), America’s largest independent registered investment advisor, today reported financial results for its third quarter ended September 30, 2013.

Financial results for the third quarter of 2013 compared to the third quarter of 2012:i

•	Revenue increased 28% to $62.1 million for the third quarter of 2013 from $48.4 million for the third quarter of 2012.

•	Professional management revenue increased 33% to $52.5 million for the third quarter of 2013 from $39.6 million for the third quarter of 2012.

•	Net income was $8.1 million, or $0.15 per diluted share, for the third quarter of 2013 compared to $4.8 million, or $0.10 per diluted share, for the third quarter of 2012.

•	Non-GAAP Adjusted EBITDA[i] increased 50% to $21.4 million for the third quarter of 2013 from $14.3 million for the third quarter of 2012.

•	Non-GAAP Adjusted Net Income[i] increased 70% to $10.8 million for the third quarter of 2013 from $6.3 million for the third quarter of 2012.

•	Non-GAAP Adjusted Earnings Per Share[i] increased 54% to $0.20 for the third quarter of 2013 from $0.13 for the third quarter of 2012.

Key operating metrics as of September 30, 2013:ii

•	Assets under contract (“AUC”) were $752 billion.

•	Assets under management (“AUM”) were $82.0 billion.

•	Members in Professional Management were over 742,000.

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 13.0%iii and an estimated 12.9% had AUC been marked-to-market at the end of the third quarter 2013.

[i]	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
ii	Operating metrics include both advised and subadvised relationships.
iii	Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2012 and the Form 10-Q to be filed for the period ended September 30, 2013.

“Plan sponsors who have hired us represent approximately nine million employees and over $752 billion in retirement assets,” said Jeff Maggioncalda, chief executive officer of Financial Engines. “With the broad adoption of Income+ by large plan sponsors and the continuing enhancements to our advisory services, Financial Engines is well-positioned to provide personalized help to millions of individuals, each with unique needs, as they transition into retirement.”

Review of Financial Results for the Third Quarter of 2013

Revenue increased 28% to $62.1 million for the third quarter of 2013 from $48.4 million for the third quarter of 2012. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 33% to $52.5 million for the third quarter of 2013 from $39.6 million for the third quarter of 2012.

Costs and expenses increased 21% to $49.4 million for the third quarter of 2013 from $40.9 million for the third quarter of 2012. This was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, an increase in wages, benefits, and employer payroll taxes due to increased headcount and higher compensation, and non-cash stock-based compensation.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) was 40% for the third quarter of 2013 compared to 39% for the third quarter of 2012.

Income from operations was $12.7 million for the third quarter of 2013 compared to $7.5 million for the third quarter of 2012. As a percentage of revenue, income from operations was 20% for the third quarter of 2013 compared to 15% for the third quarter of 2012.

Net income was $8.1 million, or $0.15 per diluted share, for the third quarter of 2013 compared to net income of $4.8 million, or $0.10 per diluted share, for the third quarter of 2012.

On a non-GAAP basis, Adjusted Net Incomei was $10.8 million and Adjusted Earnings Per Sharei were $0.20 for the third quarter of 2013 compared to Adjusted Net Income of $6.3 million and Adjusted Earnings Per Share of $0.13 for the third quarter of 2012.

“In Q3, we delivered solid financial and operational performance which demonstrates the strong demand for our services,” said Ray Sims, chief financial officer of Financial Engines. “The revenue growth, profitability, and cash generation of our business fuels our ongoing investment in an expanded array of services to meet the evolving needs of participants and plan sponsors.”

Assets Under Contract and Assets Under Management

AUC was $752 billion as of September 30, 2013, an increase of 34% from $560 billion as of September 30, 2012, due primarily to new employers making our services available, market performance, and contributions. AUC for plans in which the Income+ service has been made available was $81 billion as of September 30, 2013, an increase of 200% from $27 billion as of September 30, 2012.

AUM increased by 33% year over year to $82.0 billion as of September 30, 2013, from $61.5 billion as of September 30, 2012. The increase in AUM was driven primarily by net new enrollment into the Professional Management service, market performance, and contributions.

In billions	Q4’12	Q1’13	Q2’13	Q3’13
AUM, Beginning of Period	$61.5	$63.9	$70.8	$74.3
New Enrollment(1)	3.8	3.1	4.7	4.8
Voluntary Cancellations(2)	(1.4)	(1.2)	(1.2)	(1.5)
Involuntary Cancellations(3)	(1.3)	(0.8)	(1.0)	(1.3)
Contributions(4)	1.2	1.3	1.3	1.4
Market Movement and Other(5)	0.1	4.5	(0.3)	4.3

AUM, End of Period	$63.9	$70.8	$74.3	$82.0

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period.
(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period.
(3)	The aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.
(4)	Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors. The data presented in the table above differs from data provided in filings prior to September 30, 2012, as the previously reported contributions data represented only that subset of members for whom we received salary data.
(5)	Other factors affecting assets under management include estimated market movement, plan administrative fees, participant loans and hardship withdrawals, and timing differences.

For further information on the AUM data above, please refer to our Form 10-Q to be filed for the period ended September 30, 2013.

Aggregate Investment Style Exposure for Portfolios Under Management

As of September 30, 2013, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	3%
Bonds	24%
Domestic Equity	47%
International Equity	26%

Total	100%

Quarterly Dividend

On October 31, 2013, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.05 per share of the Company’s common stock. The cash dividend will be paid on January 7, 2014 to stockholders of record as of the close of business on December 13, 2013.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at October 31, 2013 levels, the Company estimates that its 2013 revenue will be in the range of $238 million to $240 million, and its 2013 non-GAAP Adjusted EBITDAi will be $80 million plus or minus $1 million.

Based on financial markets remaining at October 31, 2013 levels, the Company estimates that its 2014 revenue will be in the range of $274 million to $279 million, and its 2014 non-GAAP Adjusted EBITDA will be in the range of $92 million to $94 million. Under typical market conditions, we estimate 2014 revenue to be in the range of $285 million to $290 million and non-GAAP Adjusted EBITDA to be in the range of $98 million to $100 million.

Conference Call

The Company will host a conference call to discuss third quarter 2013 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 300-8521, or for international callers, (412) 317-6026. A replay will be available beginning approximately one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10033516. The replay will remain available until Friday, November 8, 2013, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest income, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and non-cash stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is the nation’s largest independent investment advisor and is committed to providing everyone the trusted retirement help they deserve. The company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, visit www.financialengines.com.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, benefits of its services, objectives and growth strategy, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2012, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or November 5, 2013 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment advisor. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2012	September 30, 2013
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$181,231	$141,949
Short-term investments	—	90,027
Accounts receivable, net	44,627	55,289
Prepaid expenses	3,093	3,742
Deferred tax assets	15,293	20,282
Other current assets	3,647	3,011

Total current assets	247,891	314,300
Property and equipment, net	13,366	13,419
Internal use software, net	10,339	8,892
Long-term deferred tax assets	20,639	7,295
Direct response advertising, net	10,236	9,974
Other assets	4,362	3,524

Total assets	$306,833	$357,404

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,008	$18,274
Accrued compensation	12,279	11,546
Deferred revenue	7,831	7,765
Dividend payable	—	2,511
Other current liabilities	260	1,006

Total current liabilities	35,378	41,102
Long-term deferred revenue	1,166	789
Long-term deferred rent	6,653	5,943
Other liabilities	250	229

Total liabilities	43,447	48,063

Contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2012 and September 30, 2013; None issued and outstanding as of December 31, 2012 and September 30, 2013	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2012 and September 30, 2013; 47,915 and 50,290 shares issued and outstanding at December 31, 2012 and September 30, 2013, respectively	5	5
Additional paid-in capital	323,448	356,144
Accumulated deficit	(60,067)	(46,808)

Total stockholders’ equity	263,386	309,341

Total liabilities and stockholders’ equity	$306,833	$357,404

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
	(In thousands, except per share data)
Revenue:
Professional management	$39,582	$52,498	$107,639	$146,453
Platform	8,253	8,484	24,764	24,987
Other	611	1,103	2,040	2,290

Total revenue	48,446	62,085	134,443	173,730

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	18,798	24,643	51,423	67,117
Research and development	6,496	7,260	18,716	22,527
Sales and marketing	10,440	10,429	29,160	31,692
General and administrative	3,653	5,402	11,271	15,367
Amortization of internal use software	1,558	1,633	4,560	4,993

Total costs and expenses	40,945	49,367	115,130	141,696

Income from operations	7,501	12,718	19,313	32,034
Interest income (expense)	(5)	19	(1)	29
Other expense, net	—	(10)	—	(10)

Income before income taxes	7,496	12,727	19,312	32,053
Income tax expense	2,718	4,581	7,199	11,372

Net and comprehensive income	$4,778	$8,146	$12,113	$20,681

Dividends declared per share of common stock	$—	$0.05	$—	$0.15
Net income per share attributable to holders of common stock
Basic	$0.10	$0.16	$0.26	$0.42
Diluted	$0.10	$0.15	$0.24	$0.40
Shares used to compute net income per share attributable to holders of common stock
Basic	46,889	49,934	46,469	49,145
Diluted	50,194	52,677	50,026	52,074

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2012	2013
	(In thousands)
Cash flows from operating activities:
Net income	$12,113	$20,681
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,075	2,888
Amortization of internal use software	4,263	4,679
Stock-based compensation	7,500	10,442
Amortization of deferred sales commissions	1,464	1,432
Amortization and impairment of direct response advertising	3,695	4,491
Amortization of discount on short-term investments	—	1
Provision for doubtful accounts	209	298
Loss on fixed asset disposal	4	—
Excess tax benefit associated with stock-based compensation	(1,446)	(2,822)
Changes in operating assets and liabilities:
Accounts receivable	(11,288)	(10,959)
Prepaid expenses	425	(649)
Deferred tax assets	5,470	8,354
Direct response advertising	(5,240)	(4,215)
Other assets	(2,150)	(718)
Accounts payable	6,899	6,247
Accrued compensation	(2,720)	(733)
Deferred revenue	(1,642)	(443)
Deferred rent	5,788	26
Other liabilities	3	3

Net cash provided by operating activities	25,422	39,003

Cash flows from investing activities:
Purchase of property and equipment	(10,954)	(3,065)
Capitalization of internal use software	(4,131)	(3,345)
Release of restricted cash	550	759
Purchases of short-term investments	—	(90,028)

Net cash used in investing activities	(14,535)	(95,679)

Cash flows from financing activities:
Payments on capital lease obligations	(8)	(48)
Excess tax benefit associated with stock-based compensation	1,446	2,822
Proceeds from issuance of common stock, net of offering costs	9,055	19,531
Cash dividend payments	—	(4,911)

Net cash provided by financing activities	10,493	17,394

Net increase (decrease) in cash and cash equivalents	21,380	(39,282)
Cash and cash equivalents, beginning of period	145,002	181,231

Cash and cash equivalents, end of period	$166,382	$141,949

Supplemental cash flows information:
Income taxes paid, net of refunds	$185	$506
Interest paid	$6	$7
Non-cash operating, investing and financing activities:
Purchase of property and equipment under capital lease	$223	$34
Unpaid purchases of property and equipment	$631	$477
Capitalized stock-based compensation for internal use software	$267	$202
Capitalized stock-based compensation for direct response advertising	$46	$54

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP Adjusted EBITDA	2012	2013	2012	2013
	(In thousands)
Net income	$4,778	$8,146	$12,113	$20,681
Interest expense (income)	5	(19)	1	(29)
Income tax expense	2,718	4,581	7,199	11,372
Depreciation	878	967	2,075	2,888
Amortization of internal use software	1,456	1,534	4,263	4,679
Amortization and impairment of direct response advertising	1,393	1,521	3,695	4,491
Amortization of deferred sales commissions	565	465	1,464	1,432
Non-cash stock-based compensation	2,518	4,232	7,500	10,442

Non-GAAP Adjusted EBITDA	$14,311	$21,427	$38,310	$55,956

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Non-GAAP Adjusted Net Income and Adjusted EPS	2012	2013	2012	2013
	(In thousands, except per share amounts)
Net income	$4,778	$8,146	$12,113	$20,681
Non-cash stock-based compensation, net of tax (1)	1,556	2,615	4,635	6,453

Non-GAAP Adjusted Net Income	$6,334	$10,761	$16,748	$27,134

Non-GAAP Adjusted Earnings Per Share	$0.13	$0.20	$0.33	$0.52
Shares of common stock outstanding	46,889	49,934	46,469	49,145
Dilutive restricted stock and stock options	3,305	2,743	3,557	2,929

Non-GAAP adjusted weighted common shares outstanding	50,194	52,677	50,026	52,074

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to non-cash stock-based compensation for all periods presented.